CERTIFICATE OF AMENDMENT
                                      OF THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                        OF
                                UNISYS CORPORATION

        UNISYS CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

        FIRST:  The name of the corporation is Unisys Corporation.

        SECOND: The first sentence of Section 1 of Article IV of the Corporation's Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:


            "Section 1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 140,000,000 shares, divided into two classes consisting of 100,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), and 40,000,000 shares of Preferred Stock, par value $1 per share ("Preferred Stock")."


        THIRD:  The foregoing amendment was duly adopted in accordance with
Section 242 of the General Corporation Law of the State of Delaware.

        FOURTH: The foregoing amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed by its authorized officer on April 27, 2011.


                                                      UNISYS CORPORATION


                                           By:   /s/ Nancy Straus Sundheim
                                                 --------------------------
                                           Name:     Nancy Straus Sundheim
                                           Title:    Senior Vice President,
                                                     General Counsel and
                                                     Secretary